NEWS RELEASE

CONTACTS:	Victory Energy Corporation Robert J. Miranda, CEO 714-480-0305 Investor Relations: Dennard Rupp Gray & Lascar, LLC Ken Dennard / Ben Burnham 713-529-6600

VICTORY ENERGY SIGNS REVISED $15M CAPITAL AGREEMENT FOR AURORA ENERGY PARTNERS;

ANNOUNCES MANAGEMENT SUCCESSION PLAN

NEWPORT BEACH, CA – December 8, 2011 – Victory Energy Corporation (OTCQB: VYEY), today announced the signing of an amended $15M partnership agreement with the Navitus Energy Group (“Navitus”) through Aurora Energy Partners, a Texas General Partnership (“Aurora”).  With the completion of this key turnaround objective, the Board of Directors has initiated a search process for a new Chief Executive Officer and Chief Financial Officer for Victory Energy, and is currently interviewing candidates.

Robert J. Miranda, Victory Energy’s Chairman, Chief Executive Officer and Chief Financial Officer, stated, “This amended partnership agreement is a significant milestone for the Company and our shareholders.  By aligning ourselves with a strong capital source like the Navitus Energy Group, we now have a clear path to additional capital that does not require us to over-leverage ourselves with debt.  The Navitus Group’s focus on generating a steady long-term return on investment aligns very well with our current oil and gas investment strategy and will enable Victory to accelerate our pace of investment and project development.

“We view this new agreement as the culmination of Victory’s turnaround process, and the beginning of a new phase for the Company featuring an accelerated focus on growth through asset acquisitions.   As a result, we now believe it is the right time to enhance our management team at Victory with professionals that have significant oil & gas experience, access to additional capital development and project development partners, and a demonstrated track record of successfully growing companies.  To that end, a sub-set of our Board of Directors along with an experienced outside counsel have formed a formal search committee and have been chartered with managing the interview, recommendation and transition process for a new CEO and CFO.   We are already interviewing candidates and look forward to sharing more information as soon as it becomes available.”

HIGHLIGHTS OF THE AMENDED AURORA ENERGY PARTNERS AGREEMENT INCLUDE:

•	All oil & gas assets are owned by Aurora during the 5 year term of the partnership.
•	The agreement is effective as of October 1, 2011, and increases the Company’s interest in the profits and losses of Aurora from 15% to 50%.
•	The agreement with Navitus provides Victory a direct line to an established capital source of up to $15 million and can be used by Victory for any purpose.
•	Victory is the Managing Partner and will continue to consolidate Aurora financial statements for reporting purposes in accordance with current accounting requirements.
•	Victory has the right to acquire additional capital from sources outside of this agreement, although the competitive structure of the agreement should make that unlikely in the near term.
•	Any warrants or shares that are issued as part of this agreement will be priced at market or above.
•	Any warrants that are converted to shares are subject to 5% per month “leak out” provisions and shall be restricted 144 shares.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which will be filed with the SEC as an exhibit to Form 8-K.

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the "Investor Relations" section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

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About Victory Energy Corporation
Victory Energy Corporation is engaged in the exploration, acquisition, development, and exploitation of oil and gas properties. The company endeavors to utilize its broad range of oil and gas industry relationships to acquire small interests in a large volume of low- to moderate-risk oil and gas prospects.  A cornerstone of this strategy is an emphasis on developing and maintaining relationships with proven, well established oil and gas exploration and development companies.

Prospect acquisitions are ideally weighted toward oil, although natural gas projects with high btu content, favorable above-market pricing and modest decline rates will also be targeted.  Targeted prospects generally provide the company with a rapid return of capital while offering multiple well locations for additional drilling on an established trend. The model asset portfolio is geologically and geographically diversified. The company's current producing oil and gas assets are located in the United States.

Victory Energy is current with its SEC filings and is a full reporting company.  The Company is traded under the ticker symbol VYEY on the OTCQB tier, operated by OTC Markets Group.

Victory Energy intends to provide periodic updates to the investment community as progress is made across its asset base.  These updates may occur via the company web site or via the company “E-News” service.   For more information about the company or to subscribe to our email news distribution service, please visit our website http://www.vyey.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release.  They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission.  Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  In addition, the Company disclaims any intent or obligation to update these forward-looking statements.